Exhibit 21.1

LIST OF SUBSIDIARIES
OF
NPS PHARMACEUTICALS, INC.
  NPS Services, L.C.
  (Nevada limited liability company)
  NPS Holdings Company
  (incorporated in the Province of Nova Scotia, Canada)
  NPS Allelix Inc.
  (incorporated in the Province of Nova Scotia, Canada)
  NPS Allelix Corp.
  (incorporated in the Province of Ontario, Canada)
  Cinacalcet Royalty Sub LLC
  (Delaware limited liability company)
  NPS Pharma UK LTD
  (incorporated in the United Kingdom)